Articles of Amendment Business Corporations Act

Instructions

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk (*) are mandatory.

1. Corporation Information

Corporation Name *

FLORA GROWTH CORP.

Ontario Corporation Number (OCN) *	Company Key *
0002685552	324722453
Official Email Address *
csdworkrequests@foglers.com
2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name *		Middle Name	Last Name *
Melissa			Sturges
Telephone Country Code	Telephone Number *		Extension
289-816-0062
Email Address *
msturges@foglers.com
3. Proposed New Corporation Name (if applicable)

Complete this section only if you are changing the corporation name

If you are changing the corporation name, you can either propose a new name or request a number name. If you propose a new name for the corporation, you need a Nuans report for the proposed name. If your corporation has a number name, you must not select the option for a number name, unless you are changing only the legal element.

Will this corporation have a number name ?	☐ Yes	☐ No

4. Number of Director(s) (if applicable)

Complete this section only if you are changing the number of directors

Please specify the number of directors for your Corporation

☐ Fixed Number	☐ Minimum/Maximum

5. Shares and Provisions (if applicable) (Maximum is 900,000 characters per text box. To activate the toolbar press "Ctrl + E")

Complete this section only if you are amending the Shares and Provisions

Description of Changes to Classes of Shares

The corporation amends the Description of Classes of Shares as follows (please be specific):

Enter the Text

The articles of the Corporation are amended by consolidating the issued and outstanding common shares of the Corporation on the basis of thirty-nine (39) pre-consolidation common shares to one (1) post- consolidation common share; provided that, if as a result of the consolidation, a holder of common shares would otherwise be entitled to a fraction of a common share, the number of post-consolidation common shares issuable to such shareholder shall be rounded down to the next lesser whole number of common shares.

5261E (2023/05)	© King's Printer for Ontario, 2023	Disponible en français	Page 1 of 3

Description of Changes to Rights, Privileges, Restrictions and Conditions

The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific):

Enter the Text

Description of Changes to Restrictions on Share Transfers

The corporation amends the Restrictions on Share Transfers as follows (please be specific):

Enter the Text

Description of Changes to Restrictions on Business or Powers

The corporation amends the Restrictions on Business or Powers as follows (please be specific):

Enter the Text

Description of Changes to Other Provisions

The corporation amends the Other Provisions as follows (please be specific):

Enter the Text

6. Authorization

☑ * I, Melissa Sturges

confirm that:

• This form has been signed by the required person.

• This amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on * June 30, 2025
Requested Date for Amendment * August 3, 2025
5261E (2023/05)	Page 2 of 3

Caution - The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature
Dany Vaiman	Chief Financial Officer	signed

5261E (2023/05)	Page 3 of 3